EXHIBIT 99.1

Liberty Global Reports First Half 2014 Results
239,000 Organic RGU Additions in Q2 and 584,000 YTD
Rebased OCF Growth of 7% YTD to $4.3 Billion
Adjusted FCF Increased 40% YTD to $1.1 Billion1
Repurchased ~$900 Million of Equity YTD
Denver, Colorado August 5, 2014: Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months (“Q2”) and six months (“YTD”) ended June 30, 2014. Some of the information below concerning Virgin Media Inc. (“Virgin Media”) relates to periods prior to our ownership of the business. Please also note that we sold substantially all of our content business on January 31, 2014 (the “Chellomedia Sale”) and, accordingly, we have presented the disposed business as a discontinued operation for all periods presented. Highlights for the 2014 periods as compared to the same periods in 2013 (unless noted) include:
•Organic RGU2 additions of 584,000 YTD, including 239,000 in Q2
◦Q2 driven by strong broadband gains and our lowest Q2 video attrition since 2006
•Rebased3 revenue growth of 3% YTD and in Q2, reaching $9.1 billion YTD
◦Reflects improved Q2 performance in Western Europe
•YTD and Q2 rebased Operating Cash Flow4 growth of 7% and 6%, respectively
◦Fueled by strong results in Germany, U.K., Belgium and Latin America
•Operating income increased 29% to $1.3 billion YTD
•Adjusted FCF increased 40%1 on a combined basis to $1.1 billion YTD
◦Record Q2 Adjusted FCF of $725 million
•Share repurchases of ~$900 million YTD, including nearly $500 million in Q2
•Completion of Ziggo transaction on track for second half of 2014

Mike Fries, Chief Executive Officer, stated, "Our business is thriving on all fronts - operationally, strategically and financially. We added nearly 240,000 new RGUs in the second quarter, a 25% improvement over last year, fueled again by our superior broadband speeds and advanced TV services like Horizon and TiVo. This volume growth, along with price increases and improving momentum in B2B and mobile, drove rebased revenue growth above 3% in the second quarter. In addition, we are heavily focused on using our operating leverage and scale to drive efficiencies across our footprint and these initiatives helped us achieve 7% rebased OCF growth year-to-date and 40% Adjusted Free Cash Flow growth1. Not surprisingly, we remain confident that we'll achieve or exceed all our public guidance targets for the full year."

“Strategically, we're making steady progress on the Ziggo transaction, which we remain confident will close in the second half of 2014. We are also executing on our content strategy, with plans to invest in All3Media, a U.K.-based global production company, and De Vijver Media, a leading commercial broadcaster in Belgium, and with the recently completed acquisition of an interest in ITV, the largest commercial broadcaster in the U.K. These financially attractive investments require limited equity capital and will allow us to participate or partner with great content businesses that should bolster our core cable operations over the long-term. And lastly, we continue our focus on returning capital through share buybacks, with approximately $900 million in repurchases during the first half of 2014, and we're targeting an additional $2.6 billion by year-end 2015.”

Subscriber Statistics

At June 30, 2014, we provided our 24.5 million unique customers with 48.9 million subscription services ("RGUs") across our footprint of 47.4 million homes passed. These services consisted of 21.7 million video, 14.8 million broadband internet and 12.4 million telephony subscriptions. During Q2 2014, we increased our total RGUs by 268,000, driven primarily by our 239,000 organic additions and a small acquisition in Poland. At the end of Q2 2014, 14.2 million or 58% of our customers were bundled and we reached 2.0 products per customer for the first time. With over 10 million single-play customers, four million dual-play customers and innovative products powered by our superior network, we see an excellent opportunity for substantial RGU growth ahead.
Our organic additions of 239,000 RGUs during Q2 2014 represent our second best Q2 result ever, and an increase of 48,000, as compared to our 191,000 RGU additions in Q2 2013. This 25% year-over-year increase was driven by improved broadband RGU additions and reduced video attrition, partially offset by lower year-over-year telephony RGU additions.
In terms of video, our video loss of 72,000 RGUs was our lowest Q2 video attrition since 2006. During Q2 2014, Western Europe had a particularly strong performance as Germany reported its best video result ever, while our Dutch operation achieved its lowest quarterly video attrition of the last four years. This strong performance was partly driven by the investment in our next-generation TV platforms. We added 240,000 next-generation video subscribers in Q2 2014 driving our total next-generation video base to 2.9 million subscribers. This base includes 2.3 million TiVo subscribers in the U.K. and over 645,000 Horizon TV subscribers across four countries, reflecting 22% penetration of our total digital cable base, or 36% of our total digital cable base in the five markets where we offer our advanced video services. On the product innovation front, we successfully launched our TV everywhere app, Horizon Go, in our four Horizon markets and in Poland in July. With this launch, we have significantly enhanced the multi-screen viewing experience for our customers, partly driven by the expansion of the number of live TV channels that can be watched in, as well as out of the home. We ended the second quarter of 2014 with 13.4 million digital cable subscribers, representing 64% digital penetration5 and 7.5 million analog cable subscribers.
Our broadband additions of 185,000 RGUs represented the second best Q2 result ever, led by strong improvements in the U.K., the Netherlands and Poland. This result was further supported by a wide range of countries including 82,000 additions in Germany, 22,000 additions in Chile and five other countries adding at least 11,000 RGUs each. On the telephony front, we added 125,000 RGUs during Q2, as compared to 142,000 RGUs during the prior year period. This decrease was mainly attributable to slower triple-play take up in Germany and Poland that was only partially offset by improvements in telephony additions in the Belgium and the U.K.

Geographically, our Q2 RGU additions consisted of 165,000 RGUs in Western Europe, 50,000 RGUs in Latin America6 and 24,000 RGUs in Central and Eastern Europe ("CEE"). In Western Europe, our German operation remained our primary growth engine and delivered 124,000 RGU additions in Q2 led by consistent broadband additions and a flat video base. Two other notable performers were the U.K. and the Netherlands. In particular, as a result of our ongoing investment in products and services in these two markets, our British operation halved its RGU losses to 17,000 as compared to the prior year period and the Netherlands continued a positive RGU trend by adding 7,000 RGUs in Q2. Also of note, our Chilean business reported 41,000 RGU additions, which was driven by its highest quarterly broadband additions (22,000) of the last two years. In CEE, we delivered a 15,000 organic RGU addition increase as compared to Q2 2013, as our Hungarian operation boosted results on the back of attractive triple-play offers in combination with reduced churn levels.
In terms of mobile, we ended the second quarter of 2014 with 4.3 million mobile subscribers7. The 111,000 increase in Q2 was our best result over the past year and was led by over 100,000 net mobile additions in our European operations including over 40,000 additions in both the U.K. and Belgium.

Revenue

We reported consolidated revenue of $4.6 billion and $9.1 billion for the three and six months ended June 30, 2014, respectively. As compared to the corresponding 2013 periods, these results reflect increases of 51% and 59%, respectively. Our growth in both periods was driven by the inclusion of acquisitions (primarily Virgin Media, which we acquired on June 7, 2013), and, to a lesser extent, positive foreign currency movements ("FX"), as all of our key European currencies strengthened against the U.S. dollar, and organic growth. When adjusting for the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 3% for both the three and six months ended June 30, 2014, respectively. Our quarterly rebased top-line growth improved from 2% during Q1 2014 to 3% during Q2 2014, each as compared to the corresponding prior year period. Such improvement is due in part to our continued broadband internet success, and supported by selective price increases and growth in both our mobile and business-to-business ("B2B") segments.

From a geographic perspective for Q2, we generated 4% rebased revenue growth in Chile and 3% in Western Europe, while our CEE operations remained flat on a rebased basis, in-line with recent quarterly results. Our performance in Western Europe was led by our business in Switzerland, which delivered 6% rebased revenue growth in Q2, its best quarterly result in six years, driven by a mix of volume and ARPU8 growth and a positive contribution from B2B. Our British operation also improved sequentially and posted 3% rebased growth for Q2 2014, as compared to 1% growth in Q1 2014. Our cable subscription business in the U.K. reported 3% year-over-year rebased growth, despite a $12 million negative impact as a result of a May 1, 2014 legislative change to the VAT rules. In addition, our mobile and B2B businesses in the U.K. delivered improved Q2 results with 12% and 6% rebased revenue growth, respectively, but were partly offset by a decrease in revenue from Virgin Media's off-net business and lower interconnect rates.

Rounding out our five largest markets, in Q2 our German and Belgian businesses recorded rebased revenue growth of 5% and 4%, respectively, while our Dutch operation experienced a rebased revenue decline of 1%, which represents the third consecutive quarter that we have improved our rebased revenue performance in the Netherlands on a year-over-year basis.

Operating Cash Flow

For the three and six months ended June 30, 2014, our reported OCF increased 49% to $2.1 billion and 58% to $4.3 billion, respectively, as compared to the corresponding prior year periods. Similar to our reported revenue results, our reported OCF increased as a result of acquisitions (primarily Virgin Media), organic growth and favorable FX movements. Adjusting for both acquisitions and currencies, we delivered rebased OCF growth of 6% and 7% for the three and six months ended June 30, 2014, respectively. Our strong rebased OCF performance during the YTD period included the favorable net impact of nonrecurring items during Q1 2014, the most significant of which include the impact of accrual releases related to the settlement of operational contingencies of $17 million in Belgium and $7 million in Poland and an $11 million favorable revenue settlement in Germany.

From a regional perspective, our European business produced 6% rebased OCF growth in Q2 2014, with our Western European operations delivering 7% rebased growth. Our Q2 2014 growth in Western Europe was somewhat offset by a 2% rebased OCF decline in CEE and higher year-over-year central and other costs. Beyond Europe, our Chilean operation delivered 13% rebased OCF growth in the quarter, primarily driven by a reduction of the OCF deficit generated by its mobile business.

Turning back to Western Europe, our strong Q2 performance was underpinned by our German, Swiss and British operations, which delivered 11%, 9% and 6% rebased OCF growth, respectively. In Switzerland, our rebased OCF growth was our best Q2 performance since 2008, and was powered by its aforementioned revenue growth and a favorable quarterly comparison due to higher Horizon TV expenses in the prior year period. With respect to Virgin Media, our Q2 rebased OCF growth of 6% was delivered primarily through a combination of top-line growth, cost savings and synergies, as a nonrecurring item that reduced programming costs in Q2 largely offset the adverse impact of the aforementioned legislative change to the VAT rules. Also noteworthy was our Dutch performance, which reflects our best quarterly result in this market in over a year with 3% rebased OCF growth. This result was helped by strong cost control and further operational efficiencies. These results were partly offset by slower growth in our Belgian business, which delivered 2% rebased OCF growth in the quarter, due in part to higher costs associated with handset subsidies.

We reported consolidated OCF margins9 of 47% for the three and six months ended June 30, 2014, respectively, in line with the corresponding prior year periods on a reported basis. If we were to adjust our margin calculations10 to include Virgin Media for the full three- and six-month periods ended June 30, 2013, our combined OCF margins would have been 45% for each of the 2013 periods. The resulting year-over-year margin improvements for the three and six month periods were primarily driven by our two largest operations, Virgin Media and UnityMedia KabelBW.

Operating Income

We reported operating income of $670 million and $1.3 billion for the three and six months ended June 30, 2014, respectively. As compared to the corresponding prior year periods, our operating income increased 50% for the three-month period and 29% for the six-month period. These increases are primarily attributable to the net impacts of the Virgin Media acquisition, which accounted for a large part of the growth in our OCF and depreciation and amortization expenses. In addition, decreases in share-based compensation expense also contributed to the increases in operating income.

Net Loss Attributable to Shareholders

For the three and six months ended June 30, 2014, we reported net losses attributable to shareholders (“Net Losses”) of $250 million or $0.32 per basic and diluted11 share and $329 million or $0.42 per basic and diluted share. This compares to Net Losses of $12 million or $0.02 per basic and diluted share and $13 million or $0.02 per basic and diluted share for the three and six months ended June 30, 2013, respectively. The Net Loss for both the three and six months ended June 30, 2014, as compared to the prior year periods, was driven to a large extent by increases in realized and unrealized losses on derivative instruments, which more than offset a $333 million gain on the January 2014 Chellomedia Sale.

At July 30, 2014, we had 779 million shares outstanding, including 215 million Class A ordinary shares, 10 million Class B ordinary shares and 554 million Class C ordinary shares.

Property and Equipment Additions

For the three months ended June 30, 2014, we reported property and equipment ("P&E") additions12 of $971 million or 21% of revenue, as compared to $735 million or 24% of revenue for the corresponding prior year period. For the YTD periods, we incurred P&E additions of $1.9 billion or 21% of revenue during 2014 as compared to $1.3 billion or 22% of revenue for the corresponding prior year period. In absolute terms, both year-over-year increases were primarily related to the inclusion of Virgin Media, which accounted for $356 million and $700 million of our P&E additions during the three- and six-month periods of 2014, as compared to $93 million in each of the prior year periods.

Adjusting our Q2 and YTD 2013 results for the inclusion of Virgin Media for the full period, our combined P&E additions would have been $1.0 billion or 23% of combined revenue for Q2 2013 and $1.9 billion or 22% for the YTD 2013 period.

In terms of a breakdown of our YTD 2014 spend, approximately 55% was related to customer premises equipment and scalable infrastructure, 25% was attributable to line extensions and upgrade/rebuild activity and 20% was due to support capital including information technology upgrades and general support systems.

Free Cash Flow & Adjusted Free Cash Flow

For the three and six months ended June 30, 2014, we generated FCF of $711 million and $1.0 billion, respectively, as compared to FCF of $203 million and $225 million in the corresponding prior year periods. Similarly, on an adjusted basis, which excludes certain cash costs, we increased FCF to $725 million for Q2 2014, as compared to $269 million for the second quarter of 2013. For the first half of 2014, we generated $1.1 billion of Adjusted FCF as compared to $336 million for the 2013 six-month period. The growth in both FCF and Adjusted FCF over the prior year three- and six-month periods was aided primarily by the inclusion of Virgin Media.

Finally, if we were to combine the Adjusted FCF of both Liberty Global and Virgin Media for the prior year periods, our Adjusted FCF of $1.1 billion for YTD 2014 represents a 40% increase over the combined Adjusted FCF of $769 million for YTD 2013. For the second quarter of 2014, we realized a year-over-year Adjusted FCF improvement of 36% to $725 million, as compared to $532 million of combined Adjusted FCF in Q2 2013. These increases were driven by organic OCF growth and favorable net working capital and FX movements that were only partially offset by higher cash interest payments. With respect to the remainder of 2014, we expect our Adjusted FCF to be significantly weighted toward the fourth quarter as compared to the third quarter.

Leverage & Liquidity

We had total debt13 of $42.6 billion at June 30, 2014, as compared to $44.5 billion at March 31, 2014. Our decrease in total debt during the quarter was primarily due to over $2.0 billion of net debt repayments, most of which occurred at Virgin Media. These repayments more than offset the translation effect associated with a weakening U.S. dollar relative to the British pound sterling.

Subsequent to quarter-end, we took advantage of favorable market conditions to complete a $715 million leverage neutral refinancing in Puerto Rico, which extended our average maturity and reduced our cost of debt. Furthermore, we acquired a 6.4% stake in ITV plc for a total consideration of £481 million ($822 million) on July 17, 2014. Most of the purchase price was financed through a loan linked to a hedging transaction, while the remainder of this opportunistic investment was funded with existing liquidity.

With respect to our leverage at June 30, 2014, we had consolidated gross and net leverage ratios14 of 4.9x and 4.8x, respectively, after excluding $1.6 billion of debt backed by shares we hold in Sumitomo and Ziggo. Our fully-swapped borrowing cost15 decreased from 6.8% at March 31, 2014 to 6.6% at June 30, 2014, primarily reflecting the recent refinancing transactions at both Virgin Media and Telenet in combination with the repayment of higher cost debt at UPC Holding. In addition, the average duration of our debt improved to over seven years at June 30, 2014, with less than 20% of our total debt due before 2020.
In terms of our liquidity position, we finished the second quarter of 2014 with $1.1 billion of cash and cash equivalents, as compared to $3.1 billion at Q1 2014. During the second quarter of 2014, our cash position decreased as a result of the aforementioned debt repayments and stock repurchases, partially offset by strong free cash flow generation. Our consolidated liquidity16 at June 30, 2014 was approximately $4.7 billion, including the aforementioned cash and cash equivalents of $1.1 billion and aggregate maximum undrawn commitments under our credit facilities17 of $3.6 billion.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2014 and future prospects, including our expectations for continued organic growth in subscribers, higher rebased OCF growth, growth in and phasing of Adjusted FCF, the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles including our mobile offers; our insight and expectations regarding competitive and economic factors in our markets, including the Netherlands, statements regarding the acquisition of Ziggo and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
Please see page 17 for information on Free Cash Flow (“FCF”) and Adjusted Free Cash Flow ("Adjusted FCF") and the required reconciliations.The combined Adjusted FCF growth rates of 36% and 40% for the Q2 and YTD periods, respectively, are calculated by comparing our reported Adjusted FCF during the Q2 and YTD 2014 periods to the combined Adjusted FCF of our company and Virgin Media during the Q2 and YTD 2013 periods, as calculated on pages 17 and 18.

[2]
Please see page 24 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see page 12 for information on rebased growth.
4    Please see page 15 for our OCF definition and the required reconciliation.
5    Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[6]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[7]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our June 30, 2014 mobile subscriber counts for the U.K. and Chile include 1,021,000 and 24,500 prepaid mobile subscribers, respectively.

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[9]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[10]	Please see page 19 for information on combined OCF and combined OCF margins.

[11]
All share and per share amounts presented herein have been retroactively adjusted to give effect to the March 3, 2014 share split in the form of a share dividend ("2014 Share Dividend"), which constitutes a bonus issue under our articles of association and English law, of one Liberty Global Class C ordinary share for each outstanding Class A, Class B and Class C ordinary share .

[12]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.
13    Total debt includes capital lease obligations.
14    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in
Sumitomo Corp. and Ziggo and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[15]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[16]	Consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations.

[17]
The $3.6 billion reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant June 30, 2014 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing availability will be $3.6 billion.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2014	December 31, 2013
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,110.2	$2,701.9
Trade receivables, net	1,511.9	1,588.7
Derivative instruments	499.2	252.1
Deferred income taxes	319.8	226.1
Prepaid expenses	252.1	238.2
Current assets of discontinued operation	—	238.7
Other current assets	263.8	236.9
Total current assets	3,957.0	5,482.6

Investments	3,593.1	3,491.2
Property and equipment, net	23,820.6	23,974.9
Goodwill	23,950.5	23,748.8
Intangible assets subject to amortization, net	5,382.2	5,795.4
Long-term assets of discontinued operation	—	513.6
Other assets, net	4,826.0	4,707.8

Total assets	$65,529.4	$67,714.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,207.5	$1,072.9
Deferred revenue and advance payments from subscribers and others	1,443.7	1,406.2
Current portion of debt and capital lease obligations	1,850.9	1,023.4
Derivative instruments	1,271.4	751.2
Accrued interest	666.6	598.7
Accrued programming and copyright fees	387.6	359.1
Current liabilities of discontinued operation	—	127.5
Other accrued and current liabilities	2,431.9	2,344.0
Total current liabilities	9,259.6	7,683.0

Long-term debt and capital lease obligations	40,709.3	43,680.9
Long-term liabilities of discontinued operation	—	19.8
Other long-term liabilities	4,772.9	4,789.1
Total liabilities	54,741.8	56,172.8

Commitments and contingencies

Equity:
Total Liberty Global shareholders	11,440.2	12,025.8
Noncontrolling interests	(652.6)	(484.3)
Total equity	10,787.6	11,541.5

Total liabilities and equity	$65,529.4	$67,714.3

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	in millions, except per share amounts

Revenue	$4,602.2	$3,057.8	$9,135.9	$5,729.7

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,719.2	1,098.1	3,418.0	2,064.9
Selling, general and administrative (SG&A) (including share-based compensation)	792.5	613.0	1,555.0	1,084.4
Depreciation and amortization	1,393.4	855.8	2,770.5	1,540.4
Impairment, restructuring and other operating items, net	27.6	45.8	141.2	66.7
	3,932.7	2,612.7	7,884.7	4,756.4
Operating income	669.5	445.1	1,251.2	973.3

Non-operating income (expense):
Interest expense	(641.8)	(542.4)	(1,295.3)	(1,013.9)
Interest and dividend income	2.2	35.0	16.0	48.7
Realized and unrealized gains (losses) on derivative instruments, net	(328.6)	(3.4)	(705.2)	192.1
Foreign currency transaction gains (losses), net	(36.4)	91.3	(57.2)	(45.0)
Realized and unrealized gains due to changes in fair values of certain investments, net	157.4	193.8	97.2	264.6
Losses on debt modification and extinguishment, net	(53.0)	(11.7)	(73.9)	(170.0)
Other expense, net	(3.9)	(1.5)	(4.4)	(3.2)
	(904.1)	(238.9)	(2,022.8)	(726.7)
Earnings (loss) from continuing operations before income taxes	(234.6)	206.2	(771.6)	246.6
Income tax benefit (expense)	0.6	(193.3)	117.6	(213.6)
Earnings (loss) from continuing operations	(234.0)	12.9	(654.0)	33.0
Discontinued operation:
Earnings (loss) from discontinued operation, net of taxes	—	(4.2)	0.8	(2.4)
Gain (adjustment to gain) on disposal of discontinued operation, net of taxes	(7.2)	—	332.7	—
	(7.2)	(4.2)	333.5	(2.4)
Net earnings (loss)	(241.2)	8.7	(320.5)	30.6
Net earnings attributable to noncontrolling interests	(8.7)	(20.3)	(8.2)	(43.2)
Net loss attributable to Liberty Global shareholders	$(249.9)	$(11.6)	$(328.7)	$(12.6)

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(0.31)	$(0.01)	$(0.84)	$(0.02)
Discontinued operation	(0.01)	(0.01)	0.42	—
	$(0.32)	$(0.02)	$(0.42)	$(0.02)

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Six months ended
	June 30,
	2014	2013
	in millions

Cash flows from operating activities:
Net earnings (loss)	$(320.5)	$30.6
Loss (earnings) from discontinued operation	(333.5)	2.4
Earnings (loss) from continuing operations	(654.0)	33.0
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	3,570.7	1,315.6
Net cash used by operating activities of discontinued operation	(9.6)	(2.4)
Net cash provided by operating activities	2,907.1	1,346.2
Cash flows from investing activities:
Capital expenditures	(1,402.0)	(987.0)
Proceeds received upon disposition of discontinued operation, net of disposal costs	985.2	—
Cash paid in connection with acquisitions, net of cash acquired	(32.3)	(4,064.2)
Investments in and loans to affiliates and others	(18.6)	(1,202.7)
Other investing activities, net	11.1	(17.2)
Net cash used by investing activities of discontinued operation	(3.8)	(7.1)
Net cash used by investing activities	(460.4)	(6,278.2)
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(6,328.9)	(7,339.1)
Borrowings of debt	3,605.8	8,845.2
Repurchase of Liberty Global and LGI shares	(895.9)	(346.4)
Net cash paid related to derivative instruments	(177.6)	(4.4)
Payment of financing costs and debt premiums	(172.2)	(341.0)
Net cash received (paid) associated with call option contracts on Liberty Global and LGI shares	(98.8)	45.2
Distributions by subsidiaries to noncontrolling interests	(2.2)	(524.4)
Decrease in restricted cash related to the Virgin Media Acquisition	—	3,594.4
Decrease in restricted cash related to the Telenet Tender	—	1,539.7
Purchase of additional Telenet shares	—	(454.5)
Other financing activities, net	9.9	6.4
Net cash used by financing activities of discontinued operation	(1.2)	(5.4)
Net cash provided (used) by financing activities	(4,061.1)	5,015.7
Effect of exchange rate changes on cash:
Continuing operations	22.7	3.3
Discontinued operation	—	(0.9)
Total	22.7	2.4
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,577.1)	101.9
Discontinued operation	(14.6)	(15.8)
Net increase (decrease) in cash and cash equivalents	(1,591.7)	86.1
Cash and cash equivalents:
Beginning of period	2,701.9	2,038.9
End of period	$1,110.2	$2,125.0

Cash paid for interest - continuing operations	$1,199.1	$886.2

Net cash paid for taxes:
Continuing operations	$54.5	$54.6
Discontinued operation	2.2	6.2
Total	$56.7	$60.8

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and certain of our reportable segments provide mobile services. Segment information for the prior periods has been retrospectively revised to present the disposed Chellomedia operations as a discontinued operation. Unless otherwise noted, we present only the reportable segments of our continuing operations in the tables below. For additional information, see note 15 to the condensed consolidated financial statements included in our most recently filed Form 10-Q.

At June 30, 2014, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within the European Operations Division. In Chile, VTR includes VTR GlobalCom, which provides video, broadband internet and fixed-line telephony services, and VTR Wireless, which provides mobile services through a third-party wireless access arrangement. Our corporate and other category includes (a) less significant consolidated operating segments that provide (1) broadband communications services in Puerto Rico and (2) programming and other services and (b) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three and six months ended June 30, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2014, (ii) remove intercompany eliminations for the applicable periods in 2013 to conform to the presentation during the 2014 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2014. We have included Virgin Media and four small entities in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2013. We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,774.6	$401.3	$1,373.3	N.M.	3.0
Germany (Unitymedia KabelBW)	688.8	624.6	64.2	10.3	5.1
Belgium (Telenet)	582.4	534.4	48.0	9.0	3.9
The Netherlands	316.3	303.2	13.1	4.3	(0.6)
Switzerland	365.3	323.9	41.4	12.8	6.3
Other Western Europe	233.5	219.6	13.9	6.3	1.1
Total Western Europe	3,960.9	2,407.0	1,553.9	64.6	3.4
Central and Eastern Europe	290.7	281.5	9.2	3.3	0.1
Central and other	32.6	31.5	1.1	3.5	*
Total European Operations Division	4,284.2	2,720.0	1,564.2	57.5	3.1
Chile (VTR)	229.8	252.7	(22.9)	(9.1)	4.0
Corporate and other	94.2	94.5	(0.3)	(0.3)	*
Intersegment eliminations	(6.0)	(9.4)	3.4	N.M.	*
Total	$4,602.2	$3,057.8	$1,544.4	50.5	3.1

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.2

	Six months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$3,502.5	$401.3	$3,101.2	N.M.	2.0
Germany (Unitymedia KabelBW)	1,384.7	1,242.8	141.9	11.4	6.7
Belgium (Telenet)	1,156.6	1,070.6	86.0	8.0	3.5
The Netherlands	634.4	618.0	16.4	2.7	(1.6)
Switzerland	718.1	649.9	68.2	10.5	4.9
Other Western Europe	464.1	442.2	21.9	5.0	0.3
Total Western Europe	7,860.4	4,424.8	3,435.6	77.6	2.9
Central and Eastern Europe	579.9	569.3	10.6	1.9	(0.2)
Central and other	66.5	63.3	3.2	5.1	*
Total European Operations Division	8,506.8	5,057.4	3,449.4	68.2	2.7
Chile (VTR)	455.1	503.1	(48.0)	(9.5)	4.6
Corporate and other	187.3	187.5	(0.2)	(0.1)	*
Intersegment eliminations	(13.3)	(18.3)	5.0	N.M.	*
Total	$9,135.9	$5,729.7	$3,406.2	59.4	2.7

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.2

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$772.4	$175.3	$597.1	N.M.	6.2
Germany (Unitymedia KabelBW)	431.0	369.4	61.6	16.7	11.2
Belgium (Telenet)	287.9	269.2	18.7	6.9	2.0
The Netherlands	185.1	171.1	14.0	8.2	3.1
Switzerland	219.6	189.2	30.4	16.1	9.2
Other Western Europe	114.9	105.6	9.3	8.8	3.4
Total Western Europe	2,010.9	1,279.8	731.1	57.1	6.5
Central and Eastern Europe	136.9	135.1	1.8	1.3	(1.8)
Central and other	(61.6)	(54.2)	(7.4)	(13.7)	*
Total European Operations Division	2,086.2	1,360.7	725.5	53.3	5.8
Chile (VTR)	85.8	86.8	(1.0)	(1.2)	12.7
Corporate and other	(27.1)	(18.8)	(8.3)	(44.1)	*
Intersegment eliminations	—	11.4	(11.4)	N.M.	*
Total	$2,144.9	$1,440.1	$704.8	48.9	5.8

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.6

	Six months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,508.9	$175.3	$1,333.6	N.M.	6.0
Germany (Unitymedia KabelBW)	860.0	729.4	130.6	17.9	12.9
Belgium (Telenet)	590.0	516.7	73.3	14.2	9.4
The Netherlands	368.4	355.9	12.5	3.5	(0.8)
Switzerland	426.0	371.4	54.6	14.7	8.8
Other Western Europe	228.0	210.4	17.6	8.4	3.5
Total Western Europe	3,981.3	2,359.1	1,622.2	68.8	7.4
Central and Eastern Europe	283.9	275.7	8.2	3.0	1.0
Central and other	(121.3)	(100.0)	(21.3)	(21.3)	*
Total European Operations Division	4,143.9	2,534.8	1,609.1	63.5	6.7
Chile (VTR)	168.5	172.0	(3.5)	(2.0)	13.1
Corporate and other	(44.0)	(29.4)	(14.6)	(49.7)	*
Intersegment eliminations	4.0	22.7	(18.7)	N.M.	*
Total	$4,272.4	$2,700.1	$1,572.3	58.2	6.7

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					7.0

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	$2,144.9	$1,440.1	$4,272.4	$2,700.1
Share-based compensation expense	(54.4)	(93.4)	(109.5)	(119.7)
Depreciation and amortization	(1,393.4)	(855.8)	(2,770.5)	(1,540.4)
Impairment, restructuring and other operating items, net	(27.6)	(45.8)	(141.2)	(66.7)
Operating income	$669.5	$445.1	$1,251.2	$973.3

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2014:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,722.0	$40.5	$1,762.5	$577.2
Virgin Media[3]	13,653.5	350.7	14,004.2	72.6
UPC Holding	10,864.7	31.2	10,895.9	72.0
Unitymedia KabelBW	7,809.8	931.0	8,740.8	27.4
Telenet	4,636.3	466.2	5,102.5	249.0
VTR Finance	1,400.0	0.7	1,400.7	110.5
Liberty Puerto Rico	652.3	1.3	653.6	1.5
Total Liberty Global	$40,738.6	$1,821.6	$42,560.2	$1,110.2

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	in millions, except % amounts
Customer premises equipment	$354.3	$209.4	$698.8	$452.2
Scalable infrastructure	174.7	160.8	343.5	236.2
Line extensions	89.9	104.6	196.7	172.0
Upgrade/rebuild	138.1	95.0	272.9	169.8
Support capital & other	213.8	165.5	369.1	236.1
Property and equipment additions	970.8	735.3	1,881.0	1,266.3
Assets acquired under capital-related vendor financing arrangements	(231.3)	(145.5)	(401.8)	(221.6)
Assets acquired under capital leases	(40.8)	(26.6)	(89.8)	(44.9)
Changes in current liabilities related to capital expenditures	(31.7)	(75.6)	12.6	(12.8)
Capital expenditures[4]	$667.0	$487.6	$1,402.0	$987.0

Property and equipment additions as % of revenue	21.1%	24.0%	20.6%	22.1%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media Inc. ("Virgin Media"), but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $128 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and unrestricted subsidiaries.

[4]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain financing and other costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	in millions
Net cash provided by operating activities of our continuing operations	$1,596.3	$796.9	$2,916.7	$1,348.6
Excess tax benefits from share-based compensation[5]	—	(0.8)	—	0.5
Cash payments for direct acquisition and disposition costs[6]	9.2	30.0	20.4	38.4
Capital expenditures	(667.0)	(487.6)	(1,402.0)	(987.0)
Principal payments on vendor financing obligations	(177.1)	(130.4)	(397.9)	(167.4)
Principal payments on certain capital leases	(50.8)	(5.1)	(97.2)	(8.2)
FCF	$710.6	$203.0	$1,040.0	$224.9

FCF	$710.6	$203.0	$1,040.0	$224.9
FCF deficit of VTR Wireless	14.1	34.0	34.7	78.4
Virgin Media acquisition adjustments[7]	—	32.3	—	32.3
Adjusted FCF	$724.7	$269.3	$1,074.7	$335.6

______________________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

[7]
Represents costs associated with the Virgin Media Acquisition consisting of (i) cash paid of $19.8 million during the period related to the pre-acquisition costs of the new Virgin Media capital structure and (ii) cash paid of $12.5 million during the period for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media Acquisition.

Combined Free Cash Flow and Adjusted Free Cash Flow Information for Historical Q2 and YTD 2013

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013, as adjusted to conform to the FCF and Adjusted FCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted into U.S. dollars at the average GBP/USD foreign exchange rate for the pre-acquisition period in 2013 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF and Adjusted FCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF and Adjusted FCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 17.

	Three months ended
	June 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$796.9	$433.8	$1,230.7
Excess tax benefits from share-based compensation	(0.8)	—	(0.8)
Cash payments for direct acquisition and disposition costs	30.0	76.7	106.7
Capital expenditures	(487.6)	(213.9)	(701.5)
Principal payments on vendor financing obligations	(130.4)	—	(130.4)
Principal payments on certain capital leases	(5.1)	(34.4)	(39.5)
FCF	$203.0	$262.2	$465.2

FCF	$203.0	$262.2	$465.2
FCF deficit of VTR Wireless	34.0	—	34.0
Virgin Media acquisition adjustments	32.3	—	32.3
Adjusted FCF	$269.3	$262.2	$531.5

	Six months ended
	June 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$1,348.6	$906.1	$2,254.7
Excess tax benefits from share-based compensation	0.5	—	0.5
Cash payments for direct acquisition and disposition costs	38.4	80.0	118.4
Capital expenditures	(987.0)	(483.1)	(1,470.1)
Principal payments on vendor financing obligations	(167.4)	—	(167.4)
Principal payments on certain capital leases	(8.2)	(69.4)	(77.6)
FCF	$224.9	$433.6	$658.5

FCF	$224.9	$433.6	$658.5
FCF deficit of VTR Wireless	78.4	—	78.4
Virgin Media acquisition adjustments	32.3	—	32.3
Adjusted FCF	$335.6	$433.6	$769.2

Combined Revenue, Property & Equipment Additions and OCF for Historical Q2 and YTD 2013

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013. The Virgin Media pre-acquisition amounts have been converted into U.S. dollars at the average GBP/USD foreign exchange rate for the pre-acquisition period in 2013 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X.

	Three months ended
	June 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$3,057.8	$1,174.6	$4,232.4

OCF	$1,440.1	$480.4	$1,920.5
Share-based compensation	(93.4)	(17.7)	(111.1)
Depreciation and amortization	(855.8)	(280.8)	(1,136.6)
Impairment, restructuring and other	(45.8)	(67.3)	(113.1)
Operating Income	$445.1	$114.6	$559.7

Property & Equipment Additions	$735.3	$256.9	$992.2

OCF Margin	47.1%	40.9%	45.4%
Property & Equipment Additions as a percentage of Revenue	24.0%	21.9%	23.4%

	Six months ended
	June 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$5,729.7	$2,790.1	$8,519.8

OCF	$2,700.1	$1,126.1	$3,826.2
Share-based compensation	(119.7)	(33.8)	(153.5)
Depreciation and amortization	(1,540.4)	(667.1)	(2,207.5)
Impairment, restructuring and other	(66.7)	(78.5)	(145.2)
Operating Income	$973.3	$346.7	$1,320.0

Property & Equipment Additions	$1,266.3	$598.7	$1,865.0

OCF Margin	47.1%	40.4%	44.9%
Property & Equipment Additions as a percentage of Revenue	22.1%	21.5%	21.9%

ARPU per Customer Relationship
The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended June 30,				%	FX-Neutral
	2014		2013		Change	% Change[10]
Liberty Global Consolidated[9]		$50.09		$40.74	23.0%	18.6%
European Operations Consolidated[9]		€35.95		€29.62	21.4%	20.8%
U.K. (Virgin Media)[9]		£49.95		£48.66	2.7%	2.7%
Germany (Unitymedia KabelBW)		€21.36		€20.24	5.5%	5.5%
Belgium (Telenet)		€50.83		€48.06	5.8%	5.8%
Other Europe		€30.09		€28.87	4.2%	4.4%
VTR	CLP	31,699	CLP	31,268	1.4%	1.4%

Mobile Statistics11
The following tables provide ARPU per mobile subscriber12 and mobile subscribers13 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		%	FX-Neutral
	2014	2013	Change	% Change[10]
Liberty Global Consolidated:[9]
Including interconnect revenue	$26.68	$26.58	0.4%	(5.0)%
Excluding interconnect revenue	$21.68	$20.30	6.8%	1.0%

	Mobile Subscribers
	June 30, 2014	March 31, 2014	Change
European Operations:
U.K. (Virgin Media)	3,041,300	2,998,500	42,800
Germany (Unitymedia KabelBW)	276,400	255,300	21,100
Belgium (Telenet)	820,800	779,800	41,000
The Netherlands	2,500	3,500	(1,000)
Switzerland	500	—	500
Total Western Europe	4,141,500	4,037,100	104,400
Poland	13,300	14,600	(1,300)
Hungary	9,300	8,500	800
Total CEE	22,600	23,100	(500)
Total European Operations	4,164,100	4,060,200	103,900
Chile (VTR Wireless)	89,700	83,000	6,700
Grand Total	4,253,800	4,143,200	110,600
_________________________________

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[9]	The Liberty Global consolidated and Virgin Media ARPU calculations for the 2013 period only include Virgin Media results for the 23-day post-acquisition stub period.

[10]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[11]	Please see page 7 for the definition of mobile subscriber.

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[13]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of June 30, 2014 and March 31, 2014, the mobile subscriber count in the U.K. included 1,021,000 and 1,040,800 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 24,500 and 29,200 prepaid mobile subscribers, respectively.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2014, March 31, 2014 and June 30, 2013:

	June 30, 2014	March 31, 2014	June 30, 2013	Q2’14 / Q1’14 (% Change)	Q2’14 / Q2’13 (% Change)
Total RGUs
Total Video RGUs	21,658,200	21,727,400	21,877,900	(0.3%)	(1.0%)
Total Broadband Internet RGUs	14,822,300	14,611,800	13,881,600	1.4%	6.8%
Total Telephony RGUs	12,424,900	12,298,100	11,772,100	1.0%	5.5%
Liberty Global Consolidated	48,905,400	48,637,300	47,531,600	0.6%	2.9%

Total Customers
European Operations Division	22,970,500	23,018,600	23,019,000	(0.2%)	(0.2%)
VTR	1,224,700	1,210,300	1,182,900	1.2%	3.5%
Puerto Rico	275,700	275,300	272,100	0.1%	1.3%
Liberty Global Consolidated	24,470,900	24,504,200	24,474,000	(0.1%)	—

Total Single-Play Customers	10,291,200	10,468,700	10,954,400	(1.7%)	(6.1%)
Total Double-Play Customers	3,925,000	3,937,900	3,981,600	(0.3%)	(1.4%)
Total Triple-Play Customers	10,254,700	10,097,600	9,538,000	1.6%	7.5%

% Double-Play Customers
European Operations Division	15.7%	15.7%	15.9%	—	(1.3%)
VTR	21.1%	21.2%	20.9%	(0.5%)	1.0%
Liberty Global Consolidated	16.0%	16.1%	16.3%	(0.6%)	(1.8%)

% Triple-Play Customers
European Operations Division	41.6%	40.9%	38.7%	1.7%	7.5%
VTR	47.1%	46.7%	46.5%	0.9%	1.3%
Liberty Global Consolidated	41.9%	41.2%	39.0%	1.7%	7.4%

RGUs per Customer Relationship
European Operations Division	1.99	1.98	1.93	0.5%	3.1%
VTR	2.15	2.15	2.14	—	0.5%
Liberty Global Consolidated	2.00	1.98	1.94	1.0%	3.1%

	Consolidated Operating Data — June 30, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,539,700	12,539,700	4,912,900	12,294,300	—	3,733,700	—	—	3,733,700	4,415,500	4,145,100
Germany	12,658,700	12,321,600	7,098,800	11,949,200	4,327,400	2,257,500	—	—	6,584,900	2,742,900	2,621,400
Belgium	2,905,000	2,905,000	2,076,600	4,676,800	548,300	1,528,300	—	—	2,076,600	1,492,900	1,107,300
The Netherlands(11)	2,843,700	2,830,700	1,605,700	3,697,500	483,600	1,119,900	—	—	1,603,500	1,098,400	995,600
Switzerland(11)	2,155,800	2,154,000	1,454,600	2,581,800	732,200	683,100	—	—	1,415,300	700,500	466,000
Austria	1,340,200	1,340,200	648,500	1,330,000	168,100	355,000	—	—	523,100	447,000	359,900
Ireland	856,200	751,700	523,900	1,091,600	44,500	336,700	—	33,600	414,800	352,300	324,500
Total Western Europe	35,299,300	34,842,900	18,321,000	37,621,200	6,304,100	10,014,200	—	33,600	16,351,900	11,249,500	10,019,800
Poland	2,734,300	2,643,000	1,436,600	2,706,300	326,400	886,800	—	—	1,213,200	958,100	535,000
Hungary	1,545,300	1,529,800	1,059,700	1,911,200	240,300	395,700	269,200	—	905,200	535,300	470,700
Romania	2,301,800	2,136,000	1,158,100	1,862,300	329,300	514,800	306,600	—	1,150,700	406,700	304,900
Czech Republic	1,364,500	1,262,800	713,500	1,176,700	85,600	372,300	104,400	—	562,300	440,400	174,000
Slovakia	503,400	480,700	281,600	428,000	48,700	137,000	65,300	600	251,600	111,900	64,500
Total CEE	8,449,300	8,052,300	4,649,500	8,084,500	1,030,300	2,306,600	745,500	600	4,083,000	2,452,400	1,549,100
Total Europe	43,748,600	42,895,200	22,970,500	45,705,700	7,334,400	12,320,800	745,500	34,200	20,434,900	13,701,900	11,568,900

Chile	2,948,200	2,427,700	1,224,700	2,637,800	122,200	885,700	—	—	1,007,900	921,000	708,900
Puerto Rico	704,800	704,800	275,700	561,900	—	215,400	—	—	215,400	199,400	147,100

Grand Total	47,401,600	46,027,700	24,470,900	48,905,400	7,456,600	13,421,900	745,500	34,200	21,658,200	14,822,300	12,424,900

	Subscriber Variance Table - June 30, 2014 vs. March 31, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	(32,300)	(32,300)	(16,800)	(17,000)	—	(14,900)	—	—	(14,900)	(300)	(1,800)
Germany	18,800	10,400	18,000	123,900	(10,300)	10,400	—	—	100	81,700	42,100
Belgium	5,600	5,600	(5,800)	25,100	(25,000)	19,200	—	—	(5,800)	12,000	18,900
The Netherlands(11)	2,900	3,300	(11,900)	7,300	(17,800)	5,900	—	—	(11,900)	13,400	5,800
Switzerland(11)	2,600	269,800	(4,800)	21,700	(15,300)	8,900	—	—	(6,400)	25,100	3,000
Austria	3,300	3,300	(2,100)	9,200	(15,700)	13,100	—	—	(2,600)	6,600	5,200
Ireland	(1,700)	1,100	(6,700)	7,600	(3,300)	(2,300)	—	(2,300)	(7,900)	4,000	11,500
Total Western Europe	(800)	261,200	(30,100)	177,800	(87,400)	40,300	—	(2,300)	(49,400)	142,500	84,700
Poland	9,300	13,000	5,600	24,300	(26,900)	18,600	—	—	(8,300)	24,600	8,000
Hungary	3,300	3,200	4,700	22,000	(6,000)	7,700	2,400	—	4,100	7,100	10,800
Romania	20,600	39,100	(21,400)	100	(21,100)	21,700	(22,600)	—	(22,000)	11,700	10,400
Czech Republic	3,600	3,600	(4,500)	(5,200)	1,900	(3,900)	1,400	—	(600)	(600)	(4,000)
Slovakia	600	700	(2,400)	(1,000)	(5,900)	3,100	(500)	—	(3,300)	1,200	1,100
Total CEE	37,400	59,600	(18,000)	40,200	(58,000)	47,200	(19,300)	—	(30,100)	44,000	26,300
Total Europe	36,600	320,800	(48,100)	218,000	(145,400)	87,500	(19,300)	(2,300)	(79,500)	186,500	111,000

Chile	15,000	15,400	14,400	41,200	(5,700)	14,800	—	—	9,100	21,600	10,500
Puerto Rico	100	100	400	8,900	—	1,200	—	—	1,200	2,400	5,300

Grand Total	51,700	336,300	(33,300)	268,100	(151,100)	103,500	(19,300)	(2,300)	(69,200)	210,500	126,800

Organic Change Summary:
Europe (excl. U.K., DE and BE)	42,700	72,500	(56,200)	56,700	(110,700)	71,000	(19,300)	(2,300)	(61,300)	67,800	50,200
U.K.	12,000	12,000	(16,800)	(17,000)	—	(14,900)	—	—	(14,900)	(300)	(1,800)
Germany	18,800	10,400	18,000	123,900	(10,300)	10,400	—	—	100	81,700	42,100
Belgium	5,600	5,600	(5,800)	25,100	(25,000)	19,200	—	—	(5,800)	12,000	18,900
Total Europe	79,100	100,500	(60,800)	188,700	(146,000)	85,700	(19,300)	(2,300)	(81,900)	161,200	109,400
Chile	15,000	15,400	14,400	41,200	(5,700)	14,800	—	—	9,100	21,600	10,500
Puerto Rico	100	100	400	8,900	—	1,200	—	—	1,200	2,400	5,300
Total Organic Change	94,200	116,000	(46,000)	238,800	(151,700)	101,700	(19,300)	(2,300)	(71,600)	185,200	125,200

Q2 2014 Adjustments:
Acquisition - Poland	1,800	1,800	12,700	16,400	600	1,800	—	—	2,400	12,400	1,600
U.K. adjustments	(44,300)	(44,300)	—	—	—	—	—	—	—	—	—
Switzerland adjustments	—	262,800	—	12,900	—	—	—	—	—	12,900	—
Net Adjustments	(42,500)	220,300	12,700	29,300	600	1,800	—	—	2,400	25,300	1,600

Net Adds (Reductions)	51,700	336,300	(33,300)	268,100	(151,100)	103,500	(19,300)	(2,300)	(69,200)	210,500	126,800

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2014 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary, the Netherlands and Switzerland of 3,041,300, 820,800, 276,400, 89,700, 13,300, 9,300 and 2,500 and 500, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 109,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 108,700 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 69,800 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 51,300 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 74,200 and 51,400 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2014, Switzerland's partner networks account for 143,700 Customer Relationships, 282,200 RGUs, 111,700 Digital Cable Subscribers, 100,800 Internet Subscribers, and 69,700 Telephony Subscribers.

Additional General Notes to Tables:

All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.